Exhibit 4.5

CAL REDWOOD ACQUISITION CORP.

DESCRIPTION OF SECURITIES

As of the date of the Annual Report on Form 10-K for the year ended December 31, 2025 (the “Report”) of Cal Redwood Acquisition Corp., a Cayman Islands exempted company (“we,” “us,” “our” or the “Company”), of which this exhibit forms a part, the Company had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our (i) units (the “Units”), consisting of one Class A ordinary share, $0.0001 par value per share (the “Class A Ordinary Shares”) and one right (the “Public Rights”), with each Public Right entitling the holder to receive one-tenth (1/10) of one Class A Ordinary Share upon the consummation of an initial business combination (the “Business Combination”), (ii) Class A Ordinary Shares, and (iii) Public Rights. Defined terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Report.

Pursuant to the Company’s amended and restated memorandum and articles of association (the “Charter”), our authorized capital stock consists of up to 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”), and 5,000,000 preference shares, par value $0.0001 per share. The following description summarizes the material terms of our capital stock and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the Charter and the share rights agreement, dated May 22, 2025, we entered into with Lucky Lucko, Inc. d/b/a Efficiency, as share rights agent (the “Rights Agreement”), each of which is incorporated by reference as an exhibit to the Report.

Units

Each Unit consists of one Class A Ordinary Share and one Public Right. Each Public Right entitles the holder thereof to receive one tenth (1/10) of a Class A Ordinary Share upon the consummation of an initial Business Combination. We will not issue fractional shares. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands law. As a result, you must hold rights in multiples of 10 in order to receive shares for all of your rights upon closing of an initial Business Combination.

Ordinary Shares

Holders of record of Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by shareholders at meetings of shareholders. However, only holders of Class B Ordinary Shares have the right to (i) appoint or remove directors in any election held prior to or in connection with the completion of our initial Business Combination, meaning that holders of Class A Ordinary Shares will not have the right to appoint any directors until after the completion of our initial Business Combination and (ii) continue the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). The provisions of our Charter governing these matters prior to our initial Business Combination may only be amended by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of our initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of our shareholders. On any other matter submitted to a vote of our shareholders prior to or in connection with the completion of our initial Business Combination, holders of Class A Ordinary Shares and holders of Class B Ordinary Shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Approval of certain actions will require a special resolution under Cayman Islands law, which (except as outlined above) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of our shareholders, and pursuant to our Charter; such actions include amending our Charter (other than the provisions referred to above) and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares entitled to vote and voted for the appointment of directors can appoint all of the directors proposed for election at a shareholders’ meeting. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares, regardless of whether they abstain, vote for, or vote against, our initial Business Combination, upon the completion of our initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares, subject to the limitations and on the conditions described herein. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with the completion of our initial Business Combination.

If we seek shareholder approval of our initial Business Combination and we do not conduct redemptions in connection with our initial Business Combination pursuant to the tender offer rules, our Charter provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming such public shares with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering (the “Excess Shares”) without our prior consent. However, we would not be restricting our public shareholders’ ability to vote all of their public shares (including Excess Shares) for or against our initial Business Combination. Our public shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial Business Combination, and such public shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such public shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial Business Combination. And, as a result, such public shareholders will continue to hold that number of shares exceeding 20% and, in order to dispose such public shares would be required to sell their public shares in open market transactions, potentially at a loss.

In the event of a liquidation, dissolution or winding up of our Company after a Business Combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that we will provide our public shareholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, upon the completion of our initial Business Combination, subject to the limitations and on the conditions described in the Report.

Preference Shares

Our Charter authorizes 5,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares outstanding at the date hereof.

Rights

Except in cases where we are not the surviving company in a business combination, each holder of a Public Right will automatically receive one tenth (1/10) of one Class A Ordinary Share upon consummation of our initial Business Combination, even if the holder of a Public Right redeemed all Class A Ordinary Shares held by it in connection with the initial Business Combination or an amendment to our Charter with respect to our pre-business combination activities. In the event we will not be the surviving company upon completion of our initial Business Combination, each holder of a Public Right will be required to affirmatively convert its Public Rights in order to receive the one tenth (1/0) of one Class A Ordinary Share underlying each Public Right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of Public Rights in order to receive its additional Class A Ordinary Shares upon consummation of an initial Business Combination. The shares issuable upon exchange of the Public Rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of Public Rights to receive the same per share consideration the holders of the Class A Ordinary Shares will receive in the transaction on an as-converted-into ordinary share basis.

We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands law. As a result, you must hold Public Rights in multiples of 10 in order to receive shares for all of your Public Rights upon closing of a business combination. If we are unable to complete an initial Business Combination within the required time period and we liquidate the funds held in the trust account, holders of Public Rights will not receive any of such funds with respect to their Public Rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such Public Rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of an initial Business Combination. Additionally, in no event will we be required to net cash settle the Public Rights. Accordingly, the Public Rights may expire worthless.

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